Exhibit 23.02

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 24, 2009, relating to the financial statements and supplemental schedule of the Ingram Micro 401(k) Investment Savings Plan appearing on Form 11-K for the year ended December 31, 2008.

/s/ BDO Seidman, LLP

Costa Mesa, California
September 17, 2009